EXHIBIT 16.1

March 3, 2016

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

We have read Item 4.01 of Weyland Tech, Inc.’s Form 8-K to be filed with the Commission, and we agree with the statements concerning our firm contained therein.

We have no basis to agree or disagree with any other matters reported therein.

Sincerely,

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas